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                                                                  Exhibit (j)(1)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 17, 2006 relating to the financial statements and financial highlights, which appears in the December 31, 2005 Annual Report to the Shareholders of Fifth Third Quality Growth VIP Fund, Fifth Third Balanced VIP Fund, Fifth Third Mid Cap VIP Fund and Fifth Third Disciplined Value VIP Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the captions "Independent Registered Public Accounting Firm", "Financial Statements" and "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Columbus, Ohio
April 26, 2006